Exhibit 99.1

PRESS RELEASE

US $

RESOLUTE REPORTS PRELIMINARY SECOND QUARTER 2013 RESULTS

•	Reports Q2 net income of $18 million / $0.19 per share, excluding special items

•	Continues to reduce newsprint cost

•	Reduces annual cash interest burden by $16 million with refinancing

MONTREAL, CANADA, August 1, 2013 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss of $43 million for the quarter ended June 30, 2013, or $0.45 per share, on sales of $1.1 billion. This compares with a net loss of $17 million, or $0.17 per share, on sales of $1.2 billion in the second quarter ended June 30, 2012.

Excluding $61 million of special items described below, net income for the quarter was $18 million, or $0.19 per diluted share. Excluding special items of $50 million, net income in the second quarter of 2012 was $33 million, or $0.33 per diluted share. Adjusted EBITDA was $90 million in the quarter, compared to $124 million in the year-ago period.

“We faced softer pricing conditions overall in the second quarter, but we preserved margin with efficiencies and cost reductions,” said Richard Garneau, president and chief executive officer. “Our continued focus on operational excellence in our streamlined asset base makes us competitive even in environments like those facing our industry today.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are reconciled below.

OPERATING INCOME VARIANCE

The Company recorded operating income of $3 million in the second quarter, a $35 million improvement over the second quarter of 2012. Overall sales were down by 5%, or $61 million, to $1.1 billion. Continued cost reductions helped lower manufacturing costs by $23 million, mainly due to lower labor costs and operating efficiencies, in addition to benefits from external power sales from new cogeneration facilities. Higher pricing for wood products mostly offset lower pricing in paper grades, including a $24 million unfavorable change in newsprint pricing.

Compared to the second quarter of 2012, the Company took 85,000 metric tons less downtime in its pulp and paper segments. Shipments were down $32 million, in line with its efforts to streamline and adapt to changing market dynamics by focusing production in the most cost-effective mills. The Company now operates four fewer machines overall compared to the year-ago period, excluding the three pulp mills acquired with Fibrek Inc. Closure costs associated with these asset optimization initiatives were $76 million higher in last year’s second quarter.

SEGMENT DETAILS

Newsprint

Operating income in the newsprint segment was $10 million in the second quarter, a $12 million improvement over the first quarter. The 7% drop in operating cost per unit (“delivered cost”), or $42 per metric ton, more than offset the 3% reduction in average transaction price, or $21 per metric ton, the steepest price drop in three consecutive quarters of declines. Newsprint production costs touched record

Company lows in the quarter due to lower labor and seasonal steam costs, and the favorable full-quarter contribution of power sales from the new Thunder Bay cogeneration assets. The Gatineau, Québec, mill began making newsprint in May, and its cogeneration facility made its first sale of power on June 15. Despite lower overall pricing, newsprint sales in the quarter rose by 2% to $364 million because of a 6% increase in shipments. Consistent with the prior quarter, export sales were 45%.

Coated Papers

The coated papers segment reported operating income of $2 million in the second quarter, up from breakeven in the first quarter. Sales fell by 6% to $96 million as a result of a 4% drop in average transaction price, or $36 per short ton, and a 2% reduction in volume in a lower-demand environment. Delivered cost, however, dropped by 5%, or $44 per short ton, falling below the trailing twelve month average for the first time since the second quarter of 2011. The improvement in manufacturing costs demonstrates the Company’s progress toward operating its Catawba, South Carolina, facility more profitably on only two machines.

Specialty Papers

Operating income in the specialty papers segment dropped $8 million from the first quarter to breakeven in the second quarter. Sales rose by 2% to $242 million on a 4% seasonal increase in shipments, partially offset by a 2% reduction in average transaction price, or $15 per short ton. Delivered cost increased by 2%, or $14 per short ton, primarily because of a cold outage at the Calhoun, Tennessee, mill.

Market Pulp

The market pulp segment generated operating income of $10 million in the second quarter, $15 million higher than in the previous quarter. Sales increased by 10% to $263 million on a 4% increase in average transaction price, or $27 per metric ton, and a 5% increase in shipments as the Company reduced inventory by 13%. Delivered cost was down 2% as a result of lower wood, labor and maintenance costs, and the favorable full-quarter contribution of power sales from the new Thunder Bay cogeneration assets.

Wood Products

Operating income in the wood products segment was $16 million in the second quarter, unchanged from the prior quarter. Sales increased by 3% as shipments rose by 2% and average transaction price improved by 1%, or $4 per thousand board feet. The higher sales were offset by a 1% increase in delivered cost, most of which was due to higher stumpage fees, which are linked to selling prices. The Company scheduled downtime at most of its sawmills during peak vacation periods in the third quarter to reduce the buildup in inventory as a result of lower than expected demand in May and June.

CORPORATE & FINANCE

On May 8, the Company completed the private offering of $600 million of 5.875% unsecured senior notes due 2023, using the proceeds to repurchase $496 million of 10.25% senior secured notes due 2018. Refinancing the secured notes with unsecured notes also reduces the annual cash interest burden by $16 million and adds five years to maturity.

As will be more fully described in the quarterly report on Form 10-Q for the period ended June 30, during the second quarter, the Company changed its accounting policy from the direct expensing of costs associated with planned major maintenance activities to the deferral method. The change in accounting policy was applied retroactively by adjusting comparative consolidated financial statements for the new policy, including the information presented in this earnings release, as applicable.

OUTLOOK

Mr. Garneau added: “Domestic newsprint prices have stabilized but the markets remain fragile as North American exports gradually improve. As some international markets are showing, however, conditions can change with currency fluctuations against the U.S. dollar. We expect relatively stable market conditions in market pulp for the balance of the year, and modest seasonal improvements in coated and specialty papers during the third quarter. Except for scheduled maintenance, we plan to run our pulp and paper assets to capacity for the balance of the year to satisfy customer requirements. Our lean and efficient operating platform is our key advantage to compete, even in unstable pricing environments. Conditions in the lumber market are uncertain, as demand improves but pricing fluctuates with mixed signals on U.S. consumption and rapid changes in production capacities. The timing of falling lumber prices late in the second quarter may impact third quarter price realization, as a result of the lag between pricing and delivery.”

EARNINGS CONFERENCE CALL

The Company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (888) 789-9572 (pass code 8032731) at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the Company’s website. A phone replay will also be available until August 15 by dialing (800) 408-3053 with the pass code 8066008.

DESCRIPTION OF SPECIAL ITEMS

Special items affecting net income, net of tax (in millions)	Second quarter 2013	Second quarter 2012
Charge on non-cash translation of Canadian dollar net monetary assets	$7	$10
Severance	—	1
Closure costs, impairment and other related charges	7	45
Inventory write-downs related to closures	1	4
Start-up costs of idled mill	9	—
Net gain on disposition of assets	(2)	(1)
Net loss on extinguishment of debt	38	—
Transaction costs	2	3
Other (income) expense, net	(1)	1
Non-cash reorganization-related and other tax adjustments	—	(13)

Total	$61	$50

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives regarding selling, general and administrative expenses; business and operating outlook; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, the potential risks and uncertainties set forth under the heading “Risk Factors” in exhibit 99.4 to the current report on Form 8-K filed with the United States Securities and Exchange Commission and the Canadian securities regulatory authorities on April 24, 2013.

All forward-looking statements in the presentation referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the SEC and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT RESOLUTE FOREST PRODUCTS

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates over 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 90 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally-recognized sustainable forest management standards, including 65% certified to the Forest Stewardship Council® (FSC®) standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic. Resolute is also a member of the World Wildlife

Fund’s Climate Savers program, in which businesses establish ambitious targets to voluntarily reduce greenhouse gas emissions and work aggressively toward achieving them.

CONTACTS

Investors Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2013	2012	2013	2012
Sales	$1,107	$1,168	$2,181	$2,222
Costs and expenses:
Cost of sales, excluding depreciation and amortization	859	881	1,715	1,712
Depreciation and amortization	61	58	121	115
Distribution costs	130	133	253	254
Selling, general and administrative expenses	44	41	88	73
Closure costs, impairment and other related charges (2)	12	88	52	93
Net gain on disposition of assets	(2)	(1)	(2)	(24)

Operating income (loss)	3	(32)	(46)	(1)

Other (expense) income:
Interest expense	(13)	(18)	(27)	(34)
Foreign currency translation (loss) gain (3)	(7)	(9)	(12)	3
Other, net (4)	(58)	(1)	(35)	—

Loss before income taxes	(75)	(60)	(120)	(32)
Income tax benefit (provision) (5)	31	(2)	71	6

Net loss including noncontrolling interests	(44)	(62)	(49)	(26)
Net loss attributable to noncontrolling interests	1	45	1	35

Net (loss) income attributable to Resolute Forest Products Inc.	$(43)	$(17)	$(48)	$9

Net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders: (6)
Basic	$(0.45)	$(0.17)	$(0.51)	$0.09
Diluted	$(0.45)	$(0.17)	$(0.51)	$0.09
Weighted-average number of Resolute Forest Products Inc. common shares outstanding: (6)
Basic	94.8	98.9	94.8	98.0
Diluted	94.8	98.9	94.8	98.0

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	June 30	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$248	$263
Accounts receivable trade, net	586	576
Accounts receivable other	112	121
Inventories, net	525	545
Deferred income tax assets	54	56
Other current assets	79	69

Total current assets	1,604	1,630

Fixed assets, net	2,354	2,440
Amortizable intangible assets, net	67	69
Deferred income tax assets	1,932	2,000
Other assets	191	194

Total assets	$6,148	$6,333

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$550	$581
Current portion of long-term debt	2	2

Total current liabilities	552	583

Long-term debt, net of current portion (7)	602	532
Pension and other postretirement benefit obligations	1,813	1,946
Deferred income tax liabilities	25	75
Other long-term liabilities	66	72

Total liabilities	3,058	3,208

Commitments and contingencies
Equity:
Common stock	—	—
Additional paid-in capital	3,748	3,730
(Deficit) retained earnings	(1)	47
Accumulated other comprehensive loss	(609)	(614)
Treasury stock at cost	(61)	(61)

Total Resolute Forest Products Inc. shareholders’ equity	3,077	3,102
Noncontrolling interests	13	23

Total equity	3,090	3,125

Total liabilities and equity	$6,148	$6,333

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Six Months	Six Months
	Ended June 30,	Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss including noncontrolling interests	$(49)	$(26)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	4	3
Depreciation and amortization	121	115
Closure costs, impairment and other related charges	46	93
Inventory write-downs related to closures	5	7
Deferred income taxes	(71)	—
Net pension contributions	(35)	(35)
Net gain on disposition of assets	(2)	(24)
Loss (gain) on translation of foreign currency denominated deferred income taxes	80	(6)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(78)	5
Note payable forgiveness gain	(12)	—
Net loss on extinguishment of debt	59	—
Net planned major maintenance	(7)	(9)
Dividends received from equity method investees in excess of income	3	—
Other, net	(7)	1
Changes in working capital:
Accounts receivable	(5)	75
Inventories	14	8
Other current assets	(2)	2
Accounts payable and accrued liabilities	(16)	(36)

Net change in working capital	(9)	49

Net cash provided by operating activities	48	173

Cash flows from investing activities:
Cash invested in fixed assets	(86)	(58)
Disposition of assets	3	26
Proceeds from insurance settlements	4	—
Acquisition of Fibrek Inc., net of cash acquired	—	(24)
Decrease in restricted cash	3	76
Decrease (increase) in deposit requirements for letters of credit, net	1	(7)

Net cash (used in) provided by investing activities	(75)	13

Cash flows from financing activities:
Issuance of long-term debt	594	—
Premium paid on extinguishment of debt	(84)	—
Purchases of treasury stock	—	(12)
Dividends and distribution to noncontrolling interests	—	(1)
Acquisition of noncontrolling interest	—	(17)
Payments of debt	(497)	(15)
Payments of financing and credit facility fees	(9)	—
Contribution of capital from noncontrolling interest	8	—

Net cash provided by (used in) financing activities	12	(45)

Net (decrease) increase in cash and cash equivalents	(15)	141
Cash and cash equivalents:
Beginning of period	263	369

End of period	$248	$510

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 8 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three Months Ended June 30, 2013 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$3	$(43)	$(0.45)

Adjustments for special items:
Foreign currency translation loss	—	7	0.07
Closure costs, impairment and other related charges	12	7	0.07
Inventory write-downs related to closures	1	1	0.01
Start up costs of idled mill	13	9	0.10
Net gain on disposition of assets	(2)	(2)	(0.02)
Net loss on extinguishment of debt	—	38	0.40
Transaction costs	2	2	0.02
Other income, net	—	(1)	(0.01)

GAAP as adjusted for special items	$29	$18	$0.19

Three Months Ended June 30, 2012 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(32)	$(17)	$(0.17)

Adjustments for special items:
Foreign currency translation loss	—	10	0.10
Severance	1	1	0.01
Closure costs, impairment and other related charges	88	45	0.45
Inventory write-downs related to closures	7	4	0.04
Net gain on disposition of assets	(1)	(1)	(0.01)
Transaction costs	3	3	0.03
Other expense, net	—	1	0.01
Reorganization-related and other tax adjustments	—	(13)	(0.13)

GAAP as adjusted for special items	$66	$33	$0.33

Six Months Ended June 30, 2013 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(46)	$(48)	$(0.51)

Adjustments for special items:
Foreign currency translation loss	—	14	0.15
Closure costs, impairment and other related charges	52	32	0.34
Inventory write-downs related to closures	5	3	0.03
Start up costs of idled mill	28	20	0.21
Net gain on disposition of assets	(2)	(2)	(0.02)
Net loss on extinguishment of debt	—	38	0.40
Transaction costs	5	5	0.06
Other income, net	—	(16)	(0.17)

GAAP as adjusted for special items	$42	$46	$0.49

Six Months Ended June 30, 2012 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(1)	$9	$0.09

Adjustments for special items:
Foreign currency translation gain	—	(5)	(0.05)
Severance	3	2	0.02
Closure costs, impairment and other related charges	93	49	0.50
Inventory write-downs related to closures	7	4	0.04
Net gain on disposition of assets	(24)	(13)	(0.13)
Transaction costs	7	7	0.07
Reorganization-related and other tax adjustments	—	(10)	(0.10)

GAAP as adjusted for special items	$85	$43	$0.44

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 8 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures EBITDA and Adjusted EBITDA

Three Months Ended June 30, 2013 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$10	$2	$—	$10	$16	$(82)	$(44)
Interest expense, net						13	13
Income tax benefit						(31)	(31)
Depreciation and amortization	18	9	10	13	9	2	61

EBITDA	28	11	10	23	25	(98)	(1)

Foreign currency translation loss						7	7
Closure costs, impairment and other related charges						12	12
Inventory write-downs related to closures						1	1
Start up costs of idled mill						13	13
Net gain on disposition of assets						(2)	(2)
Net loss on extinguishment of debt						59	59
Transaction costs						2	2
Other income, net						(1)	(1)

Adjusted EBITDA	$28	$11	$10	$23	$25	$(7)	$90

Three Months Ended June 30, 2012 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$32	$3	$28	$(3)	$12	$(134)	$(62)
Interest expense, net						18	18
Income tax provision						2	2
Depreciation and amortization	18	9	12	10	9	—	58

EBITDA	50	12	40	7	21	(114)	16

Foreign currency translation loss						9	9
Severance						1	1
Closure costs, impairment and other related charges						88	88
Inventory write-downs related to closures						7	7
Net gain on disposition of assets						(1)	(1)
Transaction costs						3	3
Other expense, net						1	1

Adjusted EBITDA	$50	$12	$40	$7	$21	$(6)	$124

Six Months Ended June 30, 2013 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$8	$2	$8	$5	$32	$(104)	$(49)
Interest expense, net						27	27
Income tax benefit						(71)	(71)
Depreciation and amortization	36	18	20	26	18	3	121

EBITDA	44	20	28	31	50	(145)	28

Foreign currency translation loss						12	12
Closure costs, impairment and other related charges						52	52
Inventory write-downs related to closures						5	5
Start up costs of idled mill						28	28
Net gain on disposition of assets						(2)	(2)
Net loss on extinguishment of debt						59	59
Transaction costs						5	5
Other income, net						(24)	(24)

Adjusted EBITDA	$44	$20	$28	$31	$50	$(10)	$163

Six Months Ended June 30, 2012 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$53	$4	$42	$(20)	$6	$(111)	$(26)
Interest expense, net						34	34
Income tax benefit						(6)	(6)
Depreciation and amortization	36	19	24	18	18		115

EBITDA	89	23	66	(2)	24	(83)	117

Foreign currency translation gain						(3)	(3)
Severance						3	3
Closure costs, impairment and other related charges						93	93
Inventory write-downs related to closures						7	7
Net gain on disposition of assets						(24)	(24)
Transaction costs						7	7

Adjusted EBITDA	$89	$23	$66	$(2)	$24	$—	$200

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	In the second quarter of 2013, we changed our accounting policy for repairs and maintenance costs associated with planned major maintenance activities. Previously, all repairs and maintenance costs, including those associated with planned major maintenance, were expensed as incurred. We have voluntarily elected to change our accounting policy for planned major maintenance costs to the deferral method, whereby the costs of each planned major maintenance activity will be amortized on a straight-line basis over the estimated period until the next planned major maintenance activity. All other routine repairs and maintenance costs will continue to be expensed as incurred. We believe that the deferral method is preferable as the economic benefit associated with planned major maintenance activities are more appropriately recognized over the period of future benefit, which is not limited to the period the expense is incurred. In addition, the deferral method will enhance the comparability of our financial results with our peer companies. In accordance with Financial Accounting Standards Board Accounting Standards Codification 250, “Accounting Changes and Error Corrections,” we have applied the change in accounting policy retroactively by adjusting our comparative consolidated financial statements for the effect of this change.

The effect of the change in accounting policy on our Consolidated Statements of Operations for the three months ended June 30, 2013 and 2012 was as follows:

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
(Unaudited, in millions, except per share amounts)	Before Accounting Policy Change	Adjustment	As Reported	As Previously Reported	Effect of Change	As Adjusted
Cost of sales, excluding depreciation and amortization	$865	$(6)	$859	$885	$(4)	$881
Income tax benefit (provision)	34	(3)	31	(1)	(1)	(2)
Net loss attributable to Resolute Forest Products Inc.	(46)	3	(43)	(20)	3	(17)
Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	(0.48)	0.03	(0.45)	(0.20)	0.03	(0.17)
Diluted	(0.48)	0.03	(0.45)	(0.20)	0.03	(0.17)

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

The effect of the change in accounting policy on our Consolidated Statements of Operations for the six months ended June 30, 2013 and 2012 was as follows:

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
(Unaudited, in millions, except per share amounts)	Before Accounting Policy Change	Adjustment	As Reported	As Previously Reported	Effect of Change	As Adjusted
Cost of sales, excluding depreciation and amortization	$1,722	$(7)	$1,715	$1,721	$(9)	$1,712
Income tax benefit	75	(4)	71	9	(3)	6
Net (loss) income attributable to Resolute Forest Products Inc.	(51)	3	(48)	3	6	9
Net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	(0.54)	0.03	(0.51)	0.03	0.06	0.09
Diluted	(0.54)	0.03	(0.51)	0.03	0.06	0.09

The effect of the change in accounting policy on our Consolidated Balance Sheets as of June 30, 2013 and December 31, 2012 was as follows:

	June 30, 2013			December 31, 2012
(Unaudited, in millions)	Before Accounting Policy Change	Adjustment	As Reported	As Previously Reported	Effect of Change	As Adjusted
Other current assets	$61	$18	$79	$58	$11	$69
Deferred income tax assets (non-current)	1,938	(6)	1,932	2,002	(2)	2,000
(Deficit) retained earnings	(13)	12	(1)	38	9	47

There was no impact on net cash provided by operating activities for all periods as a result of this change in accounting policy.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

2.	Closure costs, impairment and other related charges for the three and six months ended June 30, 2013 were comprised of the following:

(Unaudited, in millions)	Accelerated Depreciation	Pension Plan Settlement Gain	Severance and Other Costs	Total
Indefinite idlings:
Paper machine in Calhoun, Tennessee
Second quarter 2013	$9	$—	$3	$12
First six months 2013	44	—	5	49
Kraft mill and paper machine in Fort Frances, Ontario
Second quarter 2013	—	—	—	—
First six months 2013	—	—	4	4
Other
Second quarter 2013	—	—	—	—
First six months 2013	—	(1)	—	(1)

Total
Second quarter 2013	$9	$—	$3	$12
First six months 2013	44	(1)	9	52

Closure costs, impairment and other related charges for the three and six months ended June 30, 2012 were comprised of the following:

(Unaudited, in millions)	Impairment of Assets	Pension Plan Curtailment and Settlement Losses	Severance and Other Costs	Total
Indefinite idling:
Bowater Mersey Paper Company Limited
Second quarter 2012	$70	$9	$9	$88
First six months 2012	70	9	9	88
Restructuring initiative:
Baie-Comeau, Quebec paper mill
Second quarter 2012	—	1	(1)	—
First six months 2012	—	3	1	4
Other
Second quarter 2012	—	—	—	—
First six months 2012	—	2	(1)	1

Total
Second quarter 2012	$70	$10	$8	$88
First six months 2012	70	14	9	93

3.	During the three and six months ended June 30, 2013, we recorded a foreign currency translation loss of $7 million and $12 million, respectively. This loss is a result of the weaker Canadian dollar relative to the U.S. dollar at June 30, 2013 and its impact on the translation of Canadian dollar net monetary assets in our principal Canadian operating subsidiary.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

4.	Other, net for the three and six months ended June 30, 2013 and 2012 was comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, in millions)	2013	2012	2013	2012
Net loss on extinguishment of debt (Note 7)	$(59)	$—	$(59)	$—
Note payable forgiveness gain	—	—	12	—
Gain on liquidation settlement	—	—	9	—
Post-emergence costs	(1)	(3)	(1)	(5)
Miscellaneous income	2	2	4	5

	$(58)	$(1)	$(35)	$—

5.	During the three and six months ended June 30, 2013, we recorded an income tax benefit of $31 million and $71 million, respectively. The income tax benefit for the six months ended June 30, 2013, reflects a reversal of $33 million of valuation allowance, mostly related to available U.S. capital losses which are now expected to be utilized in the future as a result of the acquisition of the noncontrolling interest in CNC.

6.	For the calculation of basic and diluted income per share for the three and six months ended June 30, 2013 and 2012, no adjustments to net (loss) income attributable to Resolute Forest Products were necessary.

7.	On May 8, 2013, we completed the private offering of $600 million aggregate principal amount of our 5.875% senior notes due 2023 (the “2023 notes”). The 2023 notes are unsecured and are guaranteed by substantially all of our U.S. subsidiaries, all of which also guaranteed our 10.25% senior secured notes due 2018 (the “2018 notes”). Interest on the notes is payable semi-annually on May 15 and November 15 of each year, beginning November 15, 2013.

At issuance, the 2023 notes were recorded at their fair value of $594 million, which reflected a discount of $6 million, which will be amortized to interest expense using the interest method over the term of the notes, resulting in an effective interest rate of 6.0%. In connection with the issuance of the notes, we incurred fees of approximately $9 million, which were recorded as deferred financing costs in “Other assets” in our Consolidated Balance Sheet as of June 30, 2013, and are being amortized to interest expense using the interest method over the term of the notes.

We used the proceeds of the sale of the 2023 notes to purchase on May 8, 2013, $496 million aggregate principal amount of the 2018 notes, or 99% of the outstanding amount, in connection with the tender offer and consent solicitation that expired on May 21, 2013. Aggregate consideration for the purchase was $584 million, including accrued and unpaid interest of $4 million, and in connection therewith, we entered into a supplemental indenture to implement certain changes to the 2018 notes indenture and to release the collateral securing the 2018 notes. Accordingly, we recorded a loss on extinguishment of debt of $59 million (net of $25 million write-down of unamortized premium) in “Other (expense) income, net” in our Consolidated Statements of Operations for the three and six months ended June 30, 2013.

8.

Tables represent a reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share, in each case adjusted for special items, as well as EBITDA and adjusted EBITDA, in each case by reportable segment. We believe that

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

these measures are useful because they allow the reader to more easily compare our ongoing operations, financial performance and EPS from period to period. They are also consistent with the indicators management uses internally to measure our performance. These non-GAAP measures should be considered in addition to and not a substitute for measures of financial performance calculated and presented in accordance with GAAP in our consolidated statement of operations in our filings with the Securities and Exchange Commission. Consequently, readers should rely on GAAP operating income (loss), operating income (loss) by reportable segment, net income (loss) and net income (loss) per share. Non-GAAP measures included in our press release include:

Operating income (loss) adjusted for special items—is defined as operating income (loss) from our Consolidated Statements of Operations excluding special items, such as closure costs, impairment and other related charges, severance costs, inventory write-downs, start up costs of idled mills, gains and losses on dispositions of assets, transaction costs and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

Net income (loss) adjusted for special items—is defined as net income (loss) from our Consolidated Statements of Operations excluding the same items as under operating income (loss) adjusted for the special items, in addition to the effects of foreign currency translation, net loss on extinguishment of debt, other income (expense) and reorganization-related and other tax adjustments.

Net income (loss) per share (EPS) adjusted for special items—is defined as diluted EPS calculated based on the net income (loss) adjusted for special items as described above.

EBITDA by reportable segment—is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations, allocated to each of our reportable segments (newsprint, coated papers, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” and adjusted for depreciation, amortization and cost of timber harvested. EBITDA for the corporate and other segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations after the allocation to reportable segments, adjusted for interest expense, income taxes and depreciation, amortization and cost of timber harvested.

Adjusted EBITDA – is defined as EBITDA excluding the special items described above.